UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 18, 2021
Date of report (Date of earliest event reported)

PROTO LABS, INC.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	001-35435	41-1939628
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5540 Pioneer Creek Drive Maple Plain, Minnesota	55359
(Address of Principal Executive Offices)	(Zip Code)

(763) 479-3680
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	PRLB	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.      Entry into a Material Definitive Agreement.

On January 18, 2021, Proto Labs, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) by and among the Company, 3D Hubs, Inc., a Delaware corporation (“3D Hubs”), Lithium Merger Sub I, Inc., a Delaware corporation and wholly owned Subsidiary of the Company (“Merger Sub I”), Lithium Merger Sub II, Inc., a Delaware corporation and wholly owned Subsidiary of the Company (“Merger Sub II”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative for the Securityholders (the “Securityholder Representative”).

Pursuant to the Agreement, the parties thereto have agreed to enter into a business combination transaction (the “Business Combination”) by which, (i) Merger Sub I will merge with and into 3D Hubs with 3D Hubs being the surviving corporation in the merger (the “First Merger”) and (ii) the surviving entity of the First Merger will merge with and into Merger Sub II, with Merger Sub II being the surviving entity in the merger (the “Second Merger”, and, together with the First Merger and the other transactions contemplated by the Agreement, the “Transactions”).

Under the terms of the Agreement, upon consummation of the Transactions (the “Closing”), all outstanding shares of capital stock of 3D Hubs, options to purchase capital stock of 3D Hubs and warrants to purchase capital stock of 3D Hubs will be cancelled in exchange for aggregate consideration of approximately $280 million, consisting of $130 million in cash and $150 million in the Company’s common stock (the “Company Common Stock”) (the “Stock Consideration”) payable at closing, in each case subject to adjustment in accordance with the terms of the Agreement. Up to an additional $50 million of contingent consideration is payable subject to the satisfaction of performance-based targets during fiscal year 2021 and fiscal year 2022 after Closing, consisting of up to $25 million in cash and up to $25 million in Company Common Stock (the “Earnout Consideration”). The number of shares of Company Common Stock issued in connection with the Stock Consideration will be calculated based on the volume weighted average price of a share of Company Common Stock over the twenty (20) full consecutive trading day period ended on and including the third business day prior to the date of the Closing. The Company intends to issue the shares of Company Common Stock described herein in reliance upon the exemptions from registration afforded by Section 4(a)(2) and Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Under the terms of the Agreement, the Company has agreed to file a Resale Registration Statement on Form S-3 on February 16, 2021, covering the resale of the Company Common Stock issued in connection with the Stock Consideration and the maximum possible number of shares of Company Common Stock to be issued in connection with the Earnout Consideration.

The Agreement contains customary representations, warranties and covenants by the Company and 3D Hubs. A portion of the aggregate consideration will be held in escrow to secure the indemnification obligations of certain 3D Hubs securityholders. The obligations of the Company and 3D Hubs to consummate the transactions contemplated by the Agreement are subject to the satisfaction or waiver of customary closing conditions as set forth in the Agreement. The Closing is expected to occur in January 2021. Either the Company or 3D Hubs may terminate the Agreement if the Closing has not occurred on or before February 15, 2021.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 3.02.     Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The securities of the Company that will be issued as part of the Agreement will not initially be registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 8.01.      Other Events.

On January 19, 2021, the Company issued a press release announcing its execution of the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

2.1
Agreement and Plan of Merger by and among the Company, 3D Hubs, Inc., Lithium Merger Sub I, Inc., Lithium Merger Sub II, Inc., and Shareholder Representative Services LLC. (Certain schedules and exhibits have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.)

99.1	Press release of Proto Labs, Inc. dated January 19, 2021
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTO LABS, INC.

Date: January 19, 2021
/s/ Victoria M. Holt
Victoria M. Holt
President and Chief Executive Officer

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